Exhibit 21

COMPUTER TASK GROUP, INCORPORATED

SUBSIDIARIES OF COMPUTER TASK GROUP, INCORPORATED

The following is a list of all of the subsidiaries of the Registrant as of December 31, 2020. All financial statements of such subsidiaries are included in the consolidated financial statements of the Registrant, and all of the voting securities of each subsidiary are wholly‑owned by the Registrant:

Subsidiary	State/Country or Jurisdiction of Incorporation

Computer Task Group of Delaware, Inc.	Delaware
CTG of Buffalo, Inc.	New York
Computer Task Group (Holdings) Limited	United Kingdom
Computer Task Group of Canada, Inc.	Canada
Computer Task Group International, Inc.	Delaware
Computer Task Group Europe B.V. (a subsidiary of Computer Task Group International, Inc.)	The Netherlands
Computer Task Group (UK) Limited (a subsidiary of Computer Task Group Europe B.V.)	United Kingdom
Computer Task Group Belgium NV (a subsidiary of Computer Task Group Europe B.V.)	Belgium
Computer Task Information Technology Services Private (a subsidiary of Computer Task Group International, Inc.)	India
CTG ITS S.A. (a subsidiary of Computer Task Group IT Solutions, S.A.)	Belgium
Soft Company SAS (CTG France) (a subsidiary of Computer Task Group IT Solutions, S.A.)	France
StarDust SAS (a subsidiary of Soft Company SAS)	France
La Societé de Tests StarDust Inc. (a subsidiary of StarDust SAS)	Canada
Computer Task Group of Luxembourg PSF, S.A. (a subsidiary of Computer Task Group,
Incorporated)	Luxembourg
Computer Task Group IT Solutions, S.A. (a subsidiary of Computer Task Group Luxembourg
PSF, S.A.)	Luxembourg
CTG Health Solutions NV (a subsidiary of Computer Task Group Belgium NV)	Belgium
CTG Federal Systems, LLC (a subsidiary of Computer Task Group, Incorporated)	New York
CTG Government Services, LLC (a subsidiary of Computer Task Group International, Inc.)	New York
CTG LATAM, SAS (a subsidiary of Computer Task Group International, Inc.)	Colombia